Exhibit 99.1

For Immediate Release	Contact:	Dianne Will (Investors)
Investor Relations
518-398-6222
dwill@willstar.net

Kellie Hotz (Media Inquiries)
Edelman
312-240-2701
kellie.hotz@edelman.com

CRYO-CELL INTERNATIONAL, INC. REPORTS SECOND QUARTER 2009 RESULTS

Company Reports Third Consecutive Quarter of Profitability with

Quarterly Net Income of $732,000

OLDSMAR, Fla. – July 9, 2009 – Cryo-Cell International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks, today announced results for the second quarter ended May 31, 2009. Consolidated revenues for the second quarter of fiscal 2009 were approximately $4.2 million compared to approximately $4.5 million for the second quarter of fiscal 2008. The Company reported net income in the second quarter of fiscal 2009 of approximately $732,000, or $0.06 per basic common share, compared to a net loss of approximately ($356,000), or ($0.03) per basic common share, in the second fiscal quarter of fiscal 2008. The net income in the second quarter of fiscal 2009 is primarily the result of a 26% decrease in marketing, general and administrative expenses and a 27% decrease in cost of sales.

The Company recognized approximately $387,000 in licensee income for the second quarter of fiscal 2009, compared to approximately $282,000 for the same period in 2008. Of the licensee income for the second quarter of fiscal 2009, $63,750 was related to an installment of a non-refundable up-front license fee from the licensee of the Company’s C’elle program in India. The remaining approximately $323,000 is royalty income earned on subsequent processing and storage of specimens in geographical areas where the Company has license agreements, and from the sale of sub-license agreements by licensees. Licensee income for the same period in 2008 consisted of approximately $193,000 of royalty income earned on the subsequent processing and storage of specimens in geographical areas where the Company has license agreements, and from the sale of sub-license agreements by licensees and $89,443 related to an installment of a non-refundable up-front license fee from the licensee of the Company’s C’elle program in India.

Consolidated revenues for the six month period ended May 31, 2009 were approximately $8.1 million as compared to approximately $8.7 million for the six months ended May 31, 2008. The Company reported net income for the six months ended May 31, 2009 of approximately $1.3 million, or $0.11 per basic common share, compared to a net loss of approximately ($603,000), or ($0.05) per basic common share, for the six months ended May 31, 2008. The net income in the six months ended May 31, 2009 is primarily the result of a 25% decrease in marketing, general and administrative expenses and a 25% decrease in cost of sales.

The Company recognized approximately $725,000 in licensee income for the six months ended May 31, 2009, compared to approximately $465,000 for the 2008 period. Licensee income for the six months ended May 31, 2009 consisted of installment payments of $163,750 from the sale of the U-Cord C’elle license agreements with Venezuela and India. The remaining approximate $561,000 is royalty income earned on subsequent processing and storage of specimens in geographical areas where the Company has license agreements, and from the sale of sub-license agreements by licensees. Licensee income for the 2008 period consisted of $89,443 received as an installment payment from the non-recurring sale of the India license agreement for the Company’s C’elle service and $375,185 of royalty income earned on the subsequent processing and storage of specimens in geographical areas where the Company has license agreements relating to cord blood services, and from the sale of sub-license agreements by licensees.

As of May 31, 2009, the Company had approximately $6.3 million in available cash, cash equivalents, marketable securities and other investments. The Company had no long-term debt at the end of the quarter.

“We are clearly encouraged by Cryo-Cell’s performance in the second quarter of fiscal 2009, which represents the Company’s third consecutive quarter of profitability,” stated Mercedes Walton, Chairman and CEO. “Despite continued weakness in the U.S. economy and its impact on discretionary consumer spending, Cryo-Cell is pleased to deliver second quarter 2009 net income of $732,000 and year-to-date net income of $1.3 million.”

“The Company continues to make significant progress in advancing collaborative research partnerships to potentially develop a broad range of regenerative therapeutic applications utilizing Cryo-Cell’s patent-pending stromal menstrual stem cell technology for possible future treatment of stroke; diabetes; vascular regeneration and breast cancer, to name a few,” Walton continued. “Under the terms of our C’elle scientific collaboration agreements that are independently-funded by the Company’s respective research partners, Cryo-Cell expects to own 50% of the intellectual property associated with potential breakthrough therapies that may emerge from a diverse spectrum of R&D initiatives. In addition, there are major developments underway with Cryo-Cell’s global expansion initiatives that are anticipated to fuel future revenues associated with technology license and royalty fees.’

“Cryo-Cell continues to make outstanding progress both strategically and operationally. Our momentum is strong and building; and we anticipate that shareholder value will increasingly mirror the Company’s solid performance and growing enterprise value as we advance Cryo-Cell’s multi-dimensional global leadership in stem cell innovation,” Walton concluded.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 175,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. In November 2007, the Company launched C’elle (pronounced “C-L”), the world’s first-ever commercial service allowing women to cryopreserve their own menstrual stem cells. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com. For more information about C’elle visit http://www.celle.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the ultimate success of the Company’s pipeline of research collaborations, the actual strength of its momentum, actual future shareholder and enterprise value, the success of the Company’s global expansion initiatives, the Company’s future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.